Exhibit 2.11

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us. ABOVE SPACE FOR OFFICE USE ONLY Amended and Restated Articles of Incorporation filed pursuant to † 7 - 90 - 301, et seq. and † 7 - 110 - 107 and † 7 - 90 - 304.5 of the Colorado Revised Statutes (C.R.S.) 1. For the entity, its ID number and entity name are ID number Entity name . 2. The new entity name (if applicable) is . 3. The amended and restated constituent filed document is attached. 4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment. 5. ( Caution : Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.) (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.) The delayed effective date and, if applicable, time of this document is/are . (mm/dd/yyyy hour:minute am/pm) Notice : Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered. 6. The true name and mailing address of the individual causing the document to be delivered for filing are (Street name and number or Post Office Box information) (Postal/Zip Code) (City) (Province – if applicable) _ 2 _ 0 _ 2 _ 1 1 _ 2 _ 6 _ 0 _ 5 6 _ 5 (Colorado Secretary of State ID number) _ P _ e _ r _ f _ o _ r _ m _ an _ c _ e D _ r _ ink _ Gr _ o _ u _ p _ , _ I _ n _ c _ . _ N _ ew _ l _ a _ n _ E _ r _ i _ c ( L as t ) ( F irst) ( M idd l e ) ( Su f f i x) _ 2 _ 2 _ 0 _ 1 L _ o n _ g P _ r _ a _ ir _ i _ e _ R o _ a _ d _ S _ u _ i _ t _ e _ 1 _ 07 _ - _ 7 _ 6 _ 2 _ F _ l _ o _ w _ e r _ M o _ u _ n _ d _ T _ X _ 7 _ 5 _ 0 _ 2 2 (State) _ U _ n it _ e _ d S _ t _ a _ te s _ (Country – if not US) Colorado Secretary of State Date and Time: 01/04/2022 10:37 AM ID Number: 20211260565 Document number: 20221012962 Amount Paid: $25.00 AMDRST_PC Page 1 of 2 Rev. 12/16/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). AMDRST_PC Page 2 of 2 Rev. 12/16/2016

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PERFORMANCE DRINK GROUP, INC.

ARTICLE I. NAME

The name of the corporation is Performance Drink Group, Inc. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Colorado is:

Registered Agents, Inc.
1942 Broadway St.
Suite 314C

Boulder, CO 80302

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Colorado Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The number of shares of Common Stock authorized to be issued is Two Billion (2,000,000,000). The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A)	Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(B)	Provisions Relating to the Preferred Stock. The following shall constitute the designations of the Corporation’s Preferred Stock:

(1)	Designation of Series A Convertible Preferred Stock. 10,000,000 shares of the Corporation’s authorized shares of Preferred Stock are hereby designated as “Series A Convertible Preferred Stock” (the “Series A Stock”) and having the following characteristics:

(a)	Voting. The Series A Stock shall possess no voting rights.

(b)	Conversion. The Series A Stock shall be convertible without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after six months after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Series A Stock. Each share of Series A Stock shall be convertible into one (1) fully-paid and non-assessable share of Corporation Common Stock (the “Series A Conversion Ratio”).

Conversion Procedure. Upon written notice to the Corporation, the holder shall effect conversions by surrendering the certificate(s) representing the Series A Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which notice shall be irrevocable. Not later than five (5) business days after the conversion date, the Corporation shall deliver to the holder a certificate or certificates, on which shall be affixed applicable restrictive legends, representing the number of shares of Common Stock being issued upon the conversion; provided, however, that the Corporation shall not be obligated to issue any such certificate(s) until the certificate(s) representing the Series A Stock shall have been delivered to the Corporation. Should the Corporation fail to deliver such certificate(s) by the date required, the holder shall be entitled to be issued an additional 100,000 shares of Common Stock for each week that the Corporation shall fail to so deliver certificate(s) to the holder.

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Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Series A Stock is outstanding, (1) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (2) subdivide outstanding shares of Common Stock into a larger number of shares, (3) combine outstanding shares of Common Stock into a smaller number of shares or (4) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Series A Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Series A Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall notify the holder of such revision to the Series A Conversion Ratio, setting forth a brief statement of the facts requiring such adjustment.

Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series A Stock then outstanding shall have the right thereafter to convert such Series A Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

Fractional Shares; Issuance Expenses. Upon a conversion of Series A Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series A Stock shall be made without charge to the holder for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder, and the Corporation shall not be required to issue or deliver such certificates, unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c)	Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, including the Series B Stock, the holders of Series A Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including the Common Stock, an amount equal to $.0001 per share (the “Series A Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series A Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Series A Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph.

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(d)	Dividends. The Series A Stock is not entitled to receive any dividends.

(2)	Designation of Convertible Series B Preferred Stock. 10,000,000 shares of the Corporation’s authorized shares of Preferred Stock are hereby designated as “Series B Convertible Preferred Stock” (the “Series B Stock”) and having the following characteristics:

(a)	Voting. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series B Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation’s Common Stock. Each share of the Series B Stock shall be entitled to a number of votes equal to four (4) times the sum of all shares of Common Stock outstanding and all other shares of Preferred Stock outstanding, divided by the outstanding number of shares of the Series B Stock.

(b)	Conversion. The Series B Stock shall be convertible without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Series B Stock. Each share of Series B Stock shall be convertible into a number of shares equal to four (4) times the sum of all shares of Common Stock outstanding and all other shares of Preferred Stock outstanding, divided by the outstanding number of shares of Series B Stock (the “Series B Conversion Ratio”).

Conversion Procedure. Upon written notice to the Corporation, the holder shall effect conversions by surrendering the certificate(s) representing the Series B Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which notice shall be irrevocable. Not later than five (5) business days after the conversion date, the Corporation shall deliver to the holder a certificate or certificates, on which shall be affixed applicable restrictive legends, representing the number of shares of Common Stock being issued upon the conversion; provided, however, that the Corporation shall not be obligated to issue any such certificate(s) until the certificate(s) representing the Series B Stock shall have been delivered to the Corporation. Should the Corporation fail to deliver such certificate(s) by the date required, the holder shall be entitled to be issued an additional 1,000,000 shares of Common Stock for each week that the Corporation shall fail to so deliver certificate(s) to the holder.

Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Series B Stock is outstanding, (1) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (2) subdivide outstanding shares of Common Stock into a larger number of shares, (3) combine outstanding shares of Common Stock into a smaller number of shares or (4) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Series B Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Series B Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall notify the holder of such revision to the Series B Conversion Ratio, setting forth a brief statement of the facts requiring such adjustment.

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Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Stock then outstanding shall have the right thereafter to convert such Series B Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this paragraph upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

Fractional Shares; Issuance Expenses. Upon a conversion of Series B Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series B Stock shall be made without charge to the holder for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder, and the Corporation shall not be required to issue or deliver such certificates, unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series B Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series B Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c)	Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including the Series A Stock and Common Stock, an amount equal to $.0001 per share (the “Series B Liquidation Preference”). If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Series B Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series B Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph.

(d)	Dividends. The Series B Stock is not entitled to receive any dividends.

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ARTICLE V. BOARD OF DIRECTORS

(A)	Number. The number of directors constituting the entire Board of Directors shall be as fixed from time to time by vote of a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B)	Vacancies. Vacancies on the Board of Directors shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C)	No Written Ballot Required. The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Colorado law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Colorado as the Bylaws may provide. The books of the Corporation may be kept outside the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Chief Executive Officer of Performance Drink Group, Inc., hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hand this 4th day of January, 2022.

/s/ David Lovatt
David Lovatt

Chief Executive Officer

Performance Drink Group, Inc.

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